Exhibit 99.1

Macquarie Infrastructure Company Reports 2012 Financial Results, Highlights Increase in Free Cash Flow

  Reports 9.3% growth in proportionately combined free cash flow per share
  Announces early Q4 distribution from IMTT, successful refinance of IMTT revolving credit facility and amendment of Shareholders’ Agreement
  Intends to seek refinance of Atlantic Aviation in the first half of 2013
  Announces introduction of Direct Stock Purchase Plan
  Adds solar power generation to portfolio of operating companies
  Forecasts 13% growth in proportionately combined free cash flow in 2013

NEW YORK--(BUSINESS WIRE)--February 20, 2013--Macquarie Infrastructure Company LLC (NYSE: MIC) reported improved financial results for 2012 including a 9.3% year on year increase in proportionately combined free cash flow per share. Including the effect of refinancing and acquisition related expenses proportionately combined free cash flow totaled $3.45 per share in 2012 compared with $3.16 per share in 2011.

Underlying proportionately combined free cash flow improved to $3.66, reflecting improved operating results at each of MIC’s businesses. The improvement was partially offset by $0.19 per share of refinancing related expenses incurred by Hawaii Gas in the third quarter of 2012, and $0.02 per share of costs associated with the acquisition of two solar power generating facilities in the fourth quarter.

“Operations at each of our businesses produced financial performance in line with our expectations for the year. At $3.66 per share in underlying proportionately combined free cash flow, we ended the year just about where we expected to given that the impact of Hurricane Sandy was at least $0.10 per share,” said James Hooke, Chief Executive Officer of MIC.

MIC regards free cash flow as an important tool in assessing the performance of its capital intensive, cash generative businesses. Proportionately combined free cash flow refers to the sum of the free cash flow generated by MIC’s businesses and investments in proportion to its equity interest in each and after holding company costs.

MIC notes that free cash flow does not fully reflect its ability to freely deploy generated cash, as it does not reflect required principal payments on indebtedness, payments of dividends, potential growth capital expenditures and other fixed obligations or the other cash items excluded when calculating free cash flow. Free cash flow may be calculated differently by other companies which limits its usefulness as a comparative measure. Free cash flow, as defined by MIC, should be used as a supplemental measure and not in lieu of financial results reported under GAAP. See “Cash Generation” below for MIC’s definition of free cash flow and further information.

MIC has a 50% stake in IMTT, one of the largest bulk liquid storage terminalling businesses in the U.S. The Company received a distribution of $12.0 million from IMTT in December 2012. The distribution for the fourth quarter would ordinarily have been paid in early 2013 but was accelerated into 2012 in light of the legislative stalemate in Washington, D.C. late in the year. All of the distributions due MIC and its co-investor in IMTT through and including the fourth quarter of 2012 have been paid.

The Company facilitated the successful closing of a refinancing of IMTT’s revolving credit facility on February 15, 2013. Under the terms of the refinancing, IMTT’s debt maturity was extended to February 2018 from June 2014 and the size of the facility was increased to $1.04 billion. At closing the drawn balance on the facility was $752.2 million.

MIC shares ownership and control of IMTT with a trust representing the family of the founder of the business. The joint ownership is subject to a Shareholders’ Agreement between the parties. In February the parties agreed to amend the Shareholders’ Agreement and replaced a provision that required the maintenance of reserves equal to the “normal requirements of the business and approved unexpended capital expenditures” with one that specifies reserves of $185.0 million.

The Shareholders’ Agreement was also amended to grant either party the right to seek injunctive relief to enforce the payment of a dividend consistent with the requirements of the Shareholders’ Agreement.

MIC owns and operates Atlantic Aviation, a nationwide network of 62 fixed based operations, or FBOs, that provide primarily fuel services to owners and operators of private jet aircraft. Atlantic Aviation is capitalized in part with a debt package that matures in October of 2014. Prior to the maturity or earlier refinance of the debt, a significant portion of the excess cash generated by Atlantic Aviation is being applied to the repayment of debt principal.

MIC anticipates seeking to refinance the Atlantic Aviation debt package in the first half of 2013. The Company expects that, following the refinancing of the debt package, it will have access to the excess cash generated by Atlantic Aviation. A portion of the excess cash is expected to be used to supplement MIC’s quarterly cash dividend.

Reflecting a heightened level of interest from shareholders, MIC is preparing to implement a direct stock purchase plan. The Company anticipates making the program available to investors around the end of the first quarter. “We’re listening to our investors and providing them with an economical means of reinvesting our quarterly cash dividend. We hope that this will improve the attractiveness of MIC to retail shareholders,” said Hooke.

Commenting on trading to date in 2013 and the Company’s forecast for the full year Hooke said, “Our businesses, generally, have been and continue to be remarkably stable performers. We expect this to continue to be the case in 2013 and to supplement our results with the contribution from our MIC Solar operations.”

Hooke said that he expects year on year growth in proportionately combined free cash flow, excluding the Hawaii Gas refinancing costs and costs related to the solar acquisitions, to be approximately 13% in 2013. MIC has provided guidance on proportionately combined free cash flow per share in 2013 of between $4.10 and $4.20 per share.

MIC invested $9.4 million in two solar power generating (photovoltaic) facilities in the fourth quarter of 2012 in partnership with Chevron Energy Solutions. The facilities have a combined generating capacity of approximately 30 megawatts. Located in the U.S. southwest, in Tucson, Arizona and Presidio, Texas, the operations are capable of producing enough clean electricity to power 6,200 homes. The power being produced has been sold to regional utilities pursuant to 20 and 25 year power purchase agreements.

MIC reported consolidated revenue of $1.03 billion for 2012 compared with $988.8 million in 2011. The 4.6% growth in revenue reflects primarily higher energy prices, such as the cost of jet fuel and gas feedstock that typically are passed through to customers of MIC’s businesses and a higher volume of products sold.

Reported gross profit - defined as revenue less cost of goods sold - removes the volatility in revenue associated with fluctuations in energy prices that typically are passed through to customers. MIC’s consolidated gross profit totaled $397.0 million in 2012, an increase of 3.8% over 2011. The year on year growth is the result of increases in both the volume of product sold, and the margins on sales, generally, at each of MIC’s businesses.

MIC’s net income from continuing operations, after tax, was $14.3 million and $28.9 million for years ended December 31, 2012 and 2011, respectively. The Company’s net income declined in 2012 compared with 2011 primarily as a result of its incurring pre-tax performance fees of $67.3 million. The performance fees were generated as a result of MIC having produced a total shareholder return significantly in excess of its benchmark index. The fee is recorded as an expense even though it was reinvested in additional shares of MIC. The reinvestment renders the payment a non-cash expense.

MIC’s accumulated net operating loss carry forward (NOL) was used to offset its consolidated federal income tax liability for 2012. At year-end 2012 MIC’s federal NOL balance was $192.2 million. The Company expects utilization of this NOL balance will offset any current federal income tax liability, other than Alternative Minimum Tax, through the 2015 tax year and into 2016.

Cash Generation

MIC reports EBITDA excluding non-cash items on a consolidated and operating segment basis and reconciles each to consolidated net income (loss). EBITDA excluding non-cash items is a measure relied upon by management in evaluating the performance of its businesses and investments. EBITDA excluding non-cash items is defined as earnings before interest, taxes, depreciation and amortization and non-cash items, which include impairments, gains and losses on derivatives and adjustments for certain other non-cash items reflected in the statement of operations including base and performance fees settled in shares.

MIC believes that EBITDA excluding non-cash items provides additional insight into the performance of its operating businesses, relative to each other and to similar businesses, without regard to capital structure, their ability to service or reduce debt, fund capital expenditures and/or support distributions to the holding company.

MIC also reports free cash flow, as defined below, on both a consolidated and operating segment basis as a means of assessing the amount of cash generated by its businesses and as a supplement to other information provided in accordance with GAAP, and reconciles each to cash from operating activities. MIC believes that reporting free cash flow provides additional insight into its ability to deploy cash, as GAAP measures, such as net income (loss) and cash from operating activities, do not reflect all of the items that management considers in estimating the amount of cash generated by its operating businesses. MIC defines free cash flow as cash from operating activities, less maintenance capital expenditures and changes in working capital except with respect to MIC Solar for which free cash flow is defined as distributions received from the business.

	For the Year Ended December 31, 2012
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas	District Energy 50.01%	Atlantic Aviation	MIC Corporate	Proportionately Combined(1)	IMTT 100%	District Energy 100%

Gross profit	130,415	72,439	9,365	305,434	355	518,008	260,830	18,726
EBITDA excluding non-cash items	115,843	56,305	11,087	130,755	(15,999)	297,991	231,686	22,169
Free cash flow	59,566	34,551	7,034	74,065	(14,367)	160,849	119,132	14,066

	For the Year Ended December 31, 2011
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas	District Energy 50.01%	Atlantic Aviation	MIC Corporate	Proportionately Combined(1)	IMTT 100%	District Energy 100%

Gross profit	117,929	62,998	8,921	301,749	N/A	491,596	235,857	17,838
EBITDA excluding non-cash items	103,195	49,032	11,350	126,680	(8,529)	281,728	206,390	22,695
Free cash flow	54,298	28,508	7,168	61,714	(6,550)	145,137	108,595	14,333

Gross profit variance	10.6%	15.0%	5.0%	1.2%	N/A	5.4%	10.6%	5.0%
EBITDA excluding non-cash items variance	12.3%	14.8%	(2.3)%	3.2%	87.6%	5.8%	12.3%	(2.3)%
Free cash flow variance	9.7%	21.2%	(1.9)%	20.0%	119.3%	10.8%	9.7%	(1.9)%
_____________________
(1) Proportionately combined free cash flow is equal to the sum of free cash flow attributable to MIC's ownership interest in each of its operating businesses and MIC Corporate.

	For the Quarter Ended December 31, 2012
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas	District Energy 50.01%	Atlantic Aviation	MIC Corporate	Proportionately Combined(1)	IMTT 100%	District Energy 100%

Gross profit	33,932	18,988	1,590	74,571	355	129,436	67,863	3,180
EBITDA excluding non-cash items	29,717	15,043	1,946	31,376	(7,151)	70,930	59,433	3,891
Free cash flow	9,299	18,386	1,092	22,643	(10,143)	41,277	18,597	2,184

	For the Quarter Ended December 31, 2011
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas	District Energy 50.01%	Atlantic Aviation	MIC Corporate	Proportionately Combined(1)	IMTT 100%	District Energy 100%

Gross profit	29,999	16,794	1,805	77,119	N/A	125,717	59,997	3,610
EBITDA excluding non-cash items	26,431	13,791	2,311	32,834	(3,305)	72,062	52,862	4,622
Free cash flow	14,562	10,284	1,401	15,821	(4,514)	37,554	29,124	2,801

Gross profit variance	13.1%	13.1%	(11.9)%	(3.3)%	N/A	3.0%	13.1%	(11.9)%
EBITDA excluding non-cash items variance	12.4%	9.1%	(15.8)%	(4.4)%	116.4%	(1.6)%	12.4%	(15.8)%
Free cash flow variance	(36.1)%	78.8%	(22.0)%	43.1%	124.7%	9.9%	(36.1)%	(22.0)%
_____________________
(1) Proportionately combined free cash flow is equal to the sum of free cash flow attributable to MIC's ownership interest in each of its operating businesses and MIC Corporate.

IMTT

MIC has a 50% equity interest in IMTT, the operator of one of the largest independent bulk liquid storage terminal businesses in the U.S. IMTT owns and operates 10 marine storage terminals in the U.S. and is the part owner and operator of two terminals in Canada. The terminals store and handle a wide variety of petroleum grades, chemicals and vegetable and animal oils. To aid in meaningful analysis of the performance of IMTT across periods, the discussion below refer to results for 100% of the business, not MIC’s 50% interest.

For the quarter and year ended December 31, 2012 compared with the comparable periods in 2011:

  Terminal revenue increased 9.7% and 7.8% respectively, primarily as a result of growth in average storage rates and an increase in storage capacity.
  Average storage rental rates increased 7.6% and 7.0% respectively - the increase was at the higher end of the forecast range primarily as a result of strong demand in the Lower Mississippi River and New York Harbor markets.
  Terminal operating costs increased 4.5% and 1.9% respectively, with the majority of the increase attributable to $4.2 million in repairs and maintenance related to the effects of Hurricanes Isaac and Sandy (largely property insurance deductibles) in the second half of the year as well as the planned conversion of certain tanks in Bayonne from residual to distillate service.
  Terminal gross profit increased 14.0% and 12.6% respectively, reflecting the construction of additional storage capacity during the year, the full year effect of rate increases implemented in the prior year and the part-year effect of rate increases implemented in 2012.

Capacity utilization was 92.8% and 94.1% in the fourth quarter and full year periods, respectively. Capacity utilization for the full year 2011 was 94.3%. A larger portion of total capacity, including a 500,000 barrel tank taken offline for cleaning and inspection, was out of service in the fourth quarter of 2012.

“IMTT’s results for 2012 highlight the strength of its position in its two key markets, New York Harbor and the Lower Mississippi River, and the supply/demand imbalance in those markets in particular,” said Hooke.

EBITDA excluding non-cash items grew by 12.4% and 12.3% in each of the fourth quarter and full year ended December 31, 2012, respectively, compared with the same periods in 2011. The improvement was principally the result of growth in terminal gross profit in 2012 compared with 2011, partially offset by an increase in selling, general and administrative expenses.

Free cash flow generated by IMTT decreased 36.1% in the fourth quarter of 2012 compared with the fourth quarter of 2011. The decline reflects primarily an increase in taxes and costs incurred in connection with repairs and maintenance at the business’ Bayonne, New Jersey facility. These relate principally to the effects of hurricane Sandy and expenses not yet reimbursed by property insurance coverage and planned tank cleaning and conversions at the same location.

For the full year IMTT’s free cash flow increased 9.7% compared with 2011. The growth in free cash flow year on year reflects the business’ improved operating results, primarily increased terminal gross profit, partially offset by increases in taxes, higher maintenance capital expenditures and a smaller contribution from IMTT’s environmental response subsidiary.

Hawaii Gas

Hawaii Gas is the owner and operator of the only regulated (“utility”) gas processing and pipeline transmission and distribution network on the islands of Hawaii. The business is also the owner and operator of the largest unregulated (“non-utility”) gas distribution operation on the islands.

The performance of Hawaii Gas during 2012 reflects the ongoing recovery of the Hawaiian economy, notably the tourism industry. Aggregate gas sales increased 1.9% for the full-year period compared with 2011. Aggregate sales of gas decreased 2.0% for the fourth quarter of 2012 compared with the comparable period in 2011. The decline in the fourth quarter was primarily attributable to a single commercial customer of the non-utility business being off-line for repairs for most of the period.

Aggregate gross profit at Hawaii Gas – revenue less the cost of feedstock, production and transmission, and distribution – increased 13.1% and 15.0%, respectively, for the fourth quarter and full-year periods ended December 31, 2012 compared with the same periods in 2011. The improvement reflects the growth in the volume of gas sold as noted above, and improvement in the margins on sales in the non-utility portion of the business. The growth was partially offset by higher costs, particularly overtime, those related to medical and benefits programs and costs associated with re-branding the business as Hawaii Gas.

“The strong performance of Hawaii Gas in 2012 can be attributed in part to the recovery in the Hawaiian economy but also to the hard work of the Hawaii Gas team attracting new business based on the many benefits of gas in the Hawaiian energy complex,” said Hooke.

EBITDA excluding non-cash items at Hawaii Gas increased 9.1% and 14.8% for the quarter and full-year ended December 31, 2012. The primary driver of the improvement was the increase in gross profit generated by the business, partially offset by an increase in selling, general and administrative expenses and costs associated with rebranding of the business from The Gas Company to Hawaii Gas.

Hawaii Gas generated $18.4 million and $34.6 million in free cash flow for the fourth quarter and full-year periods ended December 31, 2012. The 78.8% and 21.2% increases versus the prior comparable periods, respectively, reflect the improved operating results, a lower tax burden and differences in the timing of certain purchases, particularly shipments of foreign-sourced propane and the refinancing related expenses noted above.

District Energy

MIC’s District Energy business produces chilled water that it distributes via underground pipelines to buildings in downtown Chicago. The cold energy is used in air conditioning and process cooling applications. The business also operates a site-specific facility in Las Vegas, Nevada that supplies both cooling and heating services to a resort/casino complex, a condominium and a shopping mall. MIC has a 50.01% interest in District Energy.

District Energy’s gross profit declined 11.9% in the fourth quarter of 2012 compared with the fourth quarter in 2011 as a result of relatively cooler weather at the end of 2012 that reduced demand for cooling services. However, full-year gross profit increased 5.0% compared with 2011 primarily as a result of contractual rate increases and the overall warmer temperatures in Chicago in 2012 compared with 2011.

EBITDA excluding non-cash items declined for the fourth quarter and full year periods ending December 31, 2012 by 15.8% and 2.3%, respectively. The decrease in full year EBITDA was the result of higher selling, general and administrative expenses and a reduction in payments under agreements to manage the business’ energy consumption during periods of peak demand partially offset by an increase in gross profit.

Free cash flow generated by District Energy in the fourth quarter totaled $2.2 million, down 22.0% compared with 2011 largely as a result of the reduction in gross profit for the period. For the full year 2012, District Energy generated $14.1 million in free cash flow, down 1.9% compared with 2011, principally as a result of the increased maintenance capital expenditures.

From the third quarter of 2012 the free cash flow generated by District Energy is being used to reduce the principal balance on the business’ debt facilities in advance of the maturity of these facilities in third quarter of 2014. Including a payment made in January 2013 District Energy has repaid $9.0 million in debt principal.

Atlantic Aviation

Atlantic Aviation owns and operates a network of fixed base operations (FBOs) located at 62 airports in the U.S. Atlantic Aviation’s FBOs provide primarily fuel, terminal services, and aircraft hangar services to owners and operators of private (general aviation or GA) jet aircraft. The network is one of the largest of its type in the U.S. air transportation industry.

Atlantic Aviation reported a decrease in gross profit of 3.3% for the fourth quarter of 2012 compared with 2011, but an increase of 1.2% for full year. The full year increase in gross profit reflected an increase in GA fuel gross profit of 1.4% in the aggregate and 2.7% on a same-store basis. The quarterly decline is largely attributable to the interruption of GA activity in the wake of Hurricane Sandy. The same-store basis is adjusted for acquisitions and divestitures of certain facilities during the prior year. Average GA fuel margins increased by 1.2% in 2012 compared with 2011.

Overall gross profit growth was constrained by a 55.2% decrease in de-icing gross profit in 2012 compared with 2011. The decrease was the result of the unseasonably mild winter across the northern tier of the U.S. in 2012.

A portion of the value in Atlantic Aviation is derived from the average length of the leases underlying its portfolio of FBOs. Along with the leasehold from the relevant airport authorities comes the right to sell fuel on those airports and the potential to generate cash flows in the process. The longer Atlantic has that right, the higher the present value of those cash flows, all else being unchanged.

“The management at Atlantic Aviation has done an excellent job extending the average lease maturity of the portfolio. The remaining average lease life increased from 17.8 years at December 2011 to 19.0 years at December 2012 including the passing of another year and this has created substantial value for MIC,” said Hooke.

Free cash flow generated by Atlantic Aviation increased to $22.6 million and $74.1million, respectively, in the fourth quarter and full-year period in 2012 compared with 2011. The 43.1% and 20.0% increases reflect primarily a reduction in interest expense associated with an approximately 400 basis point reduction in interest rates associated with Atlantic Aviation’s primary debt facility and changes in the timing of certain payments, particularly those related to wholesale fuel purchases.

The interest rate reduction was the result of the expiration of interest rate hedges that had been used to swap floating rate interest for fixed. From the fourth quarter of 2012 through to the maturity of Atlantic Aviation’s debt facilities in October 2014, or the earlier refinance of the facilities, the majority of the excess cash generated by the business will be used to repay debt principal of those facilities.

MIC believes, based on the current performance of the business and debt market conditions that it will seek to refinance the debt of Atlantic Aviation in the first half of 2013.

MIC Solar

MIC completed an investment in two utility-scale solar (photovoltaic) power generation facilities in the fourth quarter of 2012. The facilities, one each in Arizona and Texas, are capable of generating a combined 30 megawatts of electric power. The power has been sold to regional utilities pursuant to 20 and 25 year power purchase agreements.

The Arizona facility is currently in operation. The facility in Texas is expected to commence operations in the second quarter of 2013.

The Company’s $9.4 million investment has been contributed through a structure from which it will receive a disproportionate share of the cash flows produced by the business. MIC’s co-investor in the facilities, Chevron Energy Solutions, will receive a disproportionate share of the tax benefits produced by the investment.

MIC Solar does not meet the threshold for treatment as a reportable segment within MIC’s financial reports. For the fourth quarter of 2012, MIC recorded an expense of $3.8 million as a component of its corporate segment in connection with its investment in MIC Solar.

Business Outlook

MIC has provided the following guidance on the financial performance of its businesses and the Company in total in 2013. Among other things, the guidance reflects the benefit of the 50% bonus depreciation for assets placed in service in 2013 provided for in the American Taxpayer Relief Act of 2012. The capital intensity of MIC’s businesses, and the significant depreciation and amortization of their assets provides significant shelter from federal income taxes. MIC does not expect to generate a federal income tax liability in consolidation at least through the end of 2015.

IMTT – MIC expects IMTT to generate between $260.0 and $270.0 million of EBITDA in 2013. The anticipated increase relative to 2012 reflects the addition of new storage capacity and the impact of storage rate increases, partially offset by expected reductions in capacity resulting from two large tanks being taken off line for cleaning and inspection.

Storage rates are expected to increase in a range of between 5% and 7%, on average, in 2013. Approximately 25% of all storage contracts are expected to renew in 2013.

The additional storage capacity brought on line at the end of 2012 combined with that expected to be commissioned in 2013 is forecast to produce an incremental annualized $22.9 million in gross profit and EBITDA in 2013 over 2012. In addition, MIC expects IMTT to deploy approximately $60.0 million in maintenance capital expenditures over the full year.

Hawaii Gas is expected to generate between $57.0 and $63.0 million of EBITDA in 2013. The increase over 2012 is tied to the continued recovery in the Hawaiian economy and the ability of the business to increase the volume of gas it sells. Maintenance capital expenditures are anticipated to be approximately $8.3 million for the full year, in line with 2012.

District Energy is expected to generate approximately $20.0 million of EBITDA in 2013. Maintenance capital expenditures are expected to be approximately $1.0 million for the full year. MIC anticipates that all of the excess cash generated by District Energy will be swept to the reduction of the business’ debt principal. MIC does not expect to refinance District Energy prior to the fourth quarter of 2013.

Atlantic Aviation is expected to generate between $137.0 and $145.0 million of EBITDA in 2013. Maintenance capital expenditures are expected to be approximately $11.4 million for the full year.

MIC anticipates refinancing Atlantic Aviation’s debt facilities prior to the anniversary of those facilities in early October. In order to achieve a target leverage level of 4x trailing EBITDA or less ahead of the refinancing, MIC may use a portion of its holding company level cash to accelerate the repayment of Atlantic Aviation’s debt principal.

MIC Solar – The second of the two solar power generation facilities that MIC acquired in the fourth quarter of 2012 is expected to be commissioned in 2013. The two facilities are expected to produce a total of approximately $1.0 million in distributable cash flow in 2013. In addition, the Company expects to receive approximately $3.8 million as a return of capital in 2013.

The forecast results for the Company’s operating businesses, including the expenses of the holding company, are expected to produce proportionately combined free cash flow in a range of between $4.10 and $4.20 per share in 2013.

Conference Call and WEBCAST

When: Management has scheduled a conference call for 8:00 a.m. Eastern Time on Thursday, February 21, 2013 to review the Company’s results.

How: To listen to the conference call please dial +1(650) 521-5252 at least 10 minutes prior to the scheduled start time. A webcast of the call will be accessible via the Company’s website at www.macquarie.com/mic. Please allow extra time prior to the call to visit the site and download the necessary software to listen to the webcast.

Slides: The Company will prepare materials in support of its conference call presentation. The materials will be available for downloading from the Company’s website the morning of February 21, 2013 prior to the conference call. A link to the materials will be located on the homepage of the MIC website.

Replay: For interested individuals unable to participate in the live conference call, a replay will be available after 2:00 p.m. on February 21, 2013 through February 28, 2013, at +1(404) 537-3406, Passcode: 94587428. An online archive of the webcast will be available on the Company’s website for one year following the call. MIC-G

About Macquarie Infrastructure Company

Macquarie Infrastructure Company owns, operates and invests in a diversified group of infrastructure businesses providing basic services to customers in the United States. Its businesses consist of a gas processing and distribution business, Hawaii Gas, a controlling interest in a District Energy business in Chicago, and a 50% interest in a bulk liquid storage terminal business, International-Matex Tank Terminals. MIC also owns and operates an airport services business, Atlantic Aviation and two solar power generation facilities, collectively MIC Solar. The Company is managed by a wholly-owned subsidiary of the Macquarie Group. For additional information, please visit the Macquarie Infrastructure Company website at www.macquarie.com/mic.

Forward-Looking Statements

This release contains forward-looking statements. MIC may, in some cases, use words such as "project”, "believe”, "anticipate”, "plan”, "expect”, "estimate”, "intend”, "should”, "would”, "could”, "potentially”, or "may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this release are subject to a number of risks and uncertainties, some of which are beyond MIC’s control and which are described in the Company’s filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. These risks and uncertainties include, among other things, changes in general economic or business conditions; its ability to service, comply with the terms of and refinance debt, successfully integrate and manage acquired businesses, retain or replace qualified employees, manage growth, make and finance future acquisitions, and implement its strategy; its shared decision-making with co-investors over investments including the distribution of dividends; its regulatory environment establishing rate structures and monitoring quality of service, demographic trends, the political environment, the economy, tourism, construction and transportation costs, air travel, environmental costs and risks, fuel and gas costs; its ability to recover increases in costs from customers, reliance on sole or limited source suppliers, risks or conflicts of interests involving its relationship with the Macquarie Group and changes in U.S. federal tax law.

MIC’s actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which MIC is not currently aware could also cause its actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. MIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

“Macquarie Group” refers to the Macquarie Group of companies, which comprises Macquarie Group Limited and its worldwide subsidiaries and affiliates. Macquarie Infrastructure Company LLC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Company LLC.

MACQUARIE INFRASTRUCTURE COMPANY LLC
CONSOLIDATED BALANCE SHEETS
($ in Thousands, Except Share Data)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$141,376	$22,786
Accounts receivable, less allowance for doubtful accounts
of $875 and $445, respectively	56,553	56,458
Inventories	20,617	23,106
Prepaid expenses	8,908	7,338
Deferred income taxes	6,803	19,102
Other	19,653	14,523
Total current assets	253,910	143,313
Property, equipment, land and leasehold improvements, net	708,031	561,022
Restricted cash	7,326	12,769
Equipment lease receivables	28,177	32,189
Investment in unconsolidated business	75,205	230,401
Goodwill	514,640	516,175
Intangible assets, net	626,902	662,135
Deferred financing costs, net of accumulated amortization	7,845	8,845
Other	1,658	1,784
Total assets	$2,223,694	$2,168,633

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Due to manager - related party	$50,253	$4,300
Accounts payable	26,499	29,199
Accrued expenses	35,499	23,827
Current portion of notes payable and capital leases	1,667	1,952
Current portion of long-term debt	106,580	34,535
Fair value of derivative instruments	7,450	39,339
Customer deposits	4,650	4,679
Other	12,732	11,071
Total current liabilities	245,330	148,902
Notes payable and capital leases, net of current portion	2,303	2,026
Long-term debt, net of current portion	1,052,584	1,086,053
Deferred income taxes	169,392	177,262
Fair value of derivative instruments	5,360	15,576
Other	51,160	44,954
Total liabilities	1,526,129	1,474,773
Commitments and contingencies	-	-
Members’ equity:
LLC interests, no par value; 500,000,000 authorized; 47,453,943 LLC
interests issued and outstanding at December 31, 2012 and 46,338,225 LLC interests issued and outstanding at December 31, 2011	883,143	951,729
Additional paid in capital	21,447	21,447
Accumulated other comprehensive loss	(20,801)	(27,412)
Accumulated deficit	(228,761)	(242,082)
Total members’ equity	655,028	703,682
Noncontrolling interests	42,537	(9,822)
Total equity	697,565	693,860
Total liabilities and equity	$2,223,694	$2,168,633

MACQUARIE INFRASTRUCTURE COMPANY LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in Thousands, Except Share and Per Share Data)

	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Revenue
Revenue from product sales	$677,164	$639,521	$514,344
Revenue from product sales - utility	144,439	140,746	113,752
Service revenue	207,907	203,532	204,852
Financing and equipment lease income	4,536	4,992	7,843
Total revenue	1,034,046	988,791	840,791
Costs and expenses
Cost of product sales	462,229	437,049	326,734
Cost of product sales - utility	122,254	116,413	90,542
Cost of services	52,609	52,744	53,088
Selling, general and administrative	213,372	202,486	201,787
Fees to manager - related party	89,227	15,475	10,051
Depreciation	31,587	33,815	29,721
Amortization of intangibles	34,601	42,107	34,898
(Gain) loss on disposal of assets	(1,358)	1,522	17,869
Total operating expenses	1,004,521	901,611	764,690
Operating income	29,525	87,180	76,101
Other income (expense)
Interest income	222	112	29
Interest expense(1)	(46,623)	(59,361)	(106,834)
Equity in earnings and amortization charges of investee	32,327	22,763	31,301
Other income, net	1,085	912	712
Net income from continuing operations before income taxes	16,536	51,606	1,309
(Provision) benefit for income taxes	(2,285)	(22,718)	8,697
Net income from continuing operations	$14,251	$28,888	$10,006
Net income from discontinued operations, net of taxes	-	-	81,323
Net income	$14,251	$28,888	$91,329
Less: net income attributable to noncontrolling interests	930	1,545	659
Net income attributable to MIC LLC	$13,321	$27,343	$90,670
Basic income per share from continuing operations attributable
to MIC LLC interest holders	$0.29	$0.59	$0.21
Basic income per share from discontinued operations attributable
to MIC LLC interest holders	-	-	1.78
Basic income per share attributable to MIC LLC interest holders	$0.29	$0.59	$1.99
Weighted average number of shares outstanding: basic	46,635,049	45,995,207	45,549,803
Diluted income per share from continuing operations attributable
to MIC LLC interest holders	$0.29	$0.59	$0.21
Diluted income per share from discontinued operations
attributable to MIC LLC interest holders	-	-	1.78
Diluted income per share attributable to MIC LLC interest holders	$0.29	$0.59	$1.99
Weighted average number of shares outstanding: diluted	46,655,289	46,021,015	45,631,610
Cash dividends declared per share	$2.20	$0.80	$-

(1) Interest expense includes non-cash losses on derivative instruments of $21.6 million, $35.0 million and $81.3 million for the years ended December 31, 2012, 2011 and 2010, respectively.

MACQUARIE INFRASTRUCTURE COMPANY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in Thousands)

	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010
Operating activities
Net income	$14,251	$28,888	$91,329
Adjustments to reconcile net income to net cash provided by operating activities from continuing operations:
Net income from discontinued operations before noncontrolling interests	-	-	(81,323)
Depreciation and amortization of property and equipment	38,314	40,454	36,276
Amortization of intangible assets	34,601	42,107	34,898
(Gain) loss on disposal of assets	(1,979)	617	17,869
Equity in earnings and amortization charges of investees	(32,327)	(22,763)	(31,301)
Equity distributions from investees	86,952	-	15,000
Amortization of debt financing costs	4,232	4,086	4,347
Adjustments to derivative instruments	(26,428)	(18,244)	23,410
Base management fees settled in LLC interests	21,898	15,475	5,403
Performance fees settled in LLC interests	67,329	-	-
Equipment lease receivable, net	3,548	3,105	2,761
Deferred rent	421	385	413
Deferred taxes	(1,580)	19,209	(11,729)
Other non-cash expenses, net	2,036	2,748	1,817
Changes in other assets and liabilities, net of acquisitions:
Restricted cash	-	-	50
Accounts receivable	(933)	(4,633)	(2,424)
Inventories	3,087	(5,061)	(2,833)
Prepaid expenses and other current assets	(3,461)	(3,602)	453
Due to manager - related party	57	10	(15)
Accounts payable and accrued expenses	6,479	(9,696)	(4,821)
Income taxes payable	(414)	668	1,051
Other, net	1,828	(2,711)	(2,076)
Net cash provided by operating activities from continuing operations	217,911	91,042	98,555

Investing activities
Acquisitions of businesses and investments, net of cash acquired	(64,817)	(23,149)	-
Proceeds from sale of assets	5,625	17,006	-
Purchases of property and equipment	(39,288)	(33,764)	(22,690)
Investment in capital leased assets	-	(24)	(2,976)
Return of investment in unconsolidated business	101,110	-	-
Other	(153)	249	892
Net cash provided by (used in) investing activities from continuing operations	2,477	(39,682)	(24,774)

Financing activities
Proceeds from long-term debt	192,570	13,406	141
Net proceeds on line of credit facilities	-	4,600	500
Dividends paid to holders of LLC interests	(112,487)	(27,618)	-
Contributions received from noncontrolling interests	55,473	-	300
Distributions paid to noncontrolling interests	(4,781)	(8,077)	(5,346)
Payment of long-term debt	(237,240)	(36,330)	(74,036)
Debt financing costs paid	(2,942)	(4)	(186)
Change in restricted cash	8,663	1,010	2,236
Payment of notes and capital lease obligations	(1,054)	(124)	(137)
Net cash used in financing activities from continuing operations	(101,798)	(53,137)	(76,528)

Net change in cash and cash equivalents from continuing operations	118,590	(1,777)	(2,747)

MACQUARIE INFRASTRUCTURE COMPANY LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS- continued
($ in Thousands)

	Year Ended December 31, 2012	Year Ended December 31, 2011	Year Ended December 31, 2010

Cash flows (used in) provided by discontinued operations:
Net cash used in operating activities	$-	$-	$(12,703)
Net cash provided by investing activities	-	-	134,356
Net cash used in financing activities	-	-	(124,183)
Cash used in discontinued operations(1)	-	-	(2,530)
Change in cash of discontinued operations held for sale(1)	-	-	2,385
Net change in cash and cash equivalents	118,590	(1,777)	(2,892)
Cash and cash equivalents, beginning of period	22,786	24,563	27,455
Cash and cash equivalents, end of period- continuing operations	$141,376	$22,786	$24,563

Supplemental disclosures of cash flow information for continuing operations:
Non-cash investing and financing activities:
Accrued purchases of property and equipment	$9,623	$3,201	$3,593
Acquisition of equipment through capital leases	$3,117	$2,663	$139
Issuance of LLC interests to manager for performance fees	$23,509	$-	$-
Issuance of LLC interests to manager for base management fees	$19,821	$14,467	$4,083
Issuance of LLC interests to independent directors	$571	$450	$450
Taxes paid	$4,870	$2,913	$1,655
Interest paid	$58,916	$72,949	$78,718

(1) Cash of discontinued operations held for sale is reported in assets of discontinued operations held for sale in the accompanying consolidated balance sheets. The cash used in discontinued operations is different than the change in cash of discontinued operations held for sale due to intercompany transactions that are eliminated in consolidation.

Macquarie Infrastructure Company LLC

CONSOLIDATED STATEMENT OF OPERATIONS – MD&A

	Quarter Ended December 31,		Change Favorable/(Unfavorable)		Year Ended December 31,		Change Favorable/(Unfavorable)
	2012	2011	$	%	2012	2011	$	%
	($ In Thousands) (Unaudited)
Revenue

Revenue from product sales	$168,696	$165,041	3,655	2.2	$677,164	$639,521	37,643	5.9
Revenue from product sales - utility	33,783	34,964	(1,181)	(3.4)	144,439	140,746	3,693	2.6
Service revenue	47,854	48,942	(1,088)	(2.2)	207,907	203,532	4,375	2.1
Financing and equipment lease income	1,088	1,208	(120)	(9.9)	4,536	4,992	(456)	(9.1)
Total revenue	251,421	250,155	1,266	0.5	1,034,046	988,791	45,255	4.6
Costs and expenses
Cost of product sales	115,451	111,023	(4,428)	(4.0)	462,229	437,049	(25,180)	(5.8)
Cost of product sales - utility	27,757	29,571	1,814	6.1	122,254	116,413	(5,841)	(5.0)
Cost of services	11,120	12,040	920	7.6	52,609	52,744	135	0.3
Gross profit	97,093	97,521	(428)	(0.4)	396,954	382,585	14,369	3.8
Selling, general and administrative	56,071	51,801	(4,270)	(8.2)	213,372	202,486	(10,886)	(5.4)
Fees to manager - related party	50,119	4,222	(45,897)	NM	89,227	15,475	(73,752)	NM
Depreciation	8,883	7,910	(973)	(12.3)	31,587	33,815	2,228	6.6
Amortization of intangibles	8,709	8,707	(2)	(0.0)	34,601	42,107	7,506	17.8
Loss (gain) on disposal of assets	21	(221)	(242)	(109.5)	(1,358)	1,522	2,880	189.2
Total operating expenses	123,803	72,419	(51,384)	(71.0)	367,429	295,405	(72,024)	(24.4)
Operating (loss) income	(26,710)	25,102	(51,812)	NM	29,525	87,180	(57,655)	(66.1)
Other income (expense)
Interest income	106	8	98	NM	222	112	110	98.2
Interest expense(1)	(7,547)	(10,388)	2,841	27.3	(46,623)	(59,361)	12,738	21.5
Equity in earnings and amortization charges of investees	9,032	8,695	337	3.9	32,327	22,763	9,564	42.0
Other income, net	840	107	733	NM	1,085	912	173	19.0
Net (loss) income before income taxes	(24,279)	23,524	(47,803)	NM	16,536	51,606	(35,070)	(68.0)
Benefit (provision) for income taxes	12,413	(11,083)	23,496	NM	(2,285)	(22,718)	20,433	89.9
Net (loss) income	$(11,866)	$12,441	(24,307)	(195.4)	$14,251	$28,888	(14,637)	(50.7)
Less: net (loss) income attributable to noncontrolling interests	(1,836)	149	1,985	NM	930	1,545	615	39.8
Net (loss) income attributable to MIC LLC	$(10,030)	$12,292	(22,322)	(181.6)	$13,321	$27,343	(14,022)	(51.3)

NM - Not meaningful

(1) Interest expense includes non-cash losses on derivative instruments of $1.3 million and $21.6 million for the quarter and year ended December 31, 2012, respectively, and non-cash losses on derivative instruments of $3.8 million and $35.0 million for the quarter and year ended December 31, 2011, respectively.

	Quarter Ended December 31,		Change		Year Ended December 31,		Change
	2012	2011	$	%	2012	2011	$	%
	($ In Thousands) (Unaudited)
Net (loss) income attributable to MIC LLC(1)	$(10,030)	$12,292			$13,321	$27,343
Interest expense, net(2)	7,441	10,380			46,401	59,249
(Benefit) provision for income taxes	(12,413)	11,083			2,285	22,718
Depreciation(3)	8,883	7,910			31,587	33,815
Depreciation - cost of services(3)	1,691	1,670			6,727	6,639
Amortization of intangibles(4)	8,709	8,707			34,601	42,107
(Gain) loss on disposal of assets	(176)	(332)			(1,979)	617
Equity in earnings and amortization charges of investees(5)	-	(8,695)			-	(22,763)
Base management fees settled/to be settled in LLC interests	6,299	4,222			21,898	15,475
Perfromance fees settled/to be settled in LLC interests	43,820	-			67,329	-
Other non-cash (income) expense, net	(2,033)	705			3,387	4,678
EBITDA excluding non-cash items	$52,191	$47,942	4,249	8.9	$225,557	$189,878	35,679	18.8
EBITDA excluding non-cash items	$52,191	$47,942			$225,557	$189,878
Interest expense, net(2)	(7,441)	(10,380)			(46,401)	(59,249)
Interest rate swap breakage fee - Hawaii Gas(2)	-	-			(8,701)	-
Interest rate swap breakage fee - Atlantic Aviation(2)	-	(80)			(595)	(2,327)
Adjustments to derivative instruments recorded in interest expense(2)	(2,748)	(8,591)			(17,132)	(15,917)
Amortization of debt financing costs(2)	942	1,012			4,232	4,086
Cash distribution recevied in excess of equity in earning and amortization charges of investee(6)
	-	-			54,625	-
Equipment lease receivables, net	953	834			3,548	3,105
Provision/benefit for income taxes, net of changes in deferred taxes	374	(554)			(3,865)	(3,509)
Changes in working capital	9,057	(6,306)			6,643	(25,025)
Cash provided by operating activities	53,328	23,877			217,911	91,042
Changes in working capital	(9,057)	6,306			(6,643)	25,025
Adjustment to free cash flow for MIC Solar(7)	3,850	-			3,850	-
Maintenance capital expenditures	(6,019)	(5,791)			(19,851)	(18,062)
Free cash flow	$42,102	$24,392	17,710	72.6	$195,267	$98,005	97,262	99.2
(1) Net (loss) income attributable to MIC LLC excludes net loss of $1.8 million and net income of $930,000 attributable to noncontrolling interests for the quarter and year ended December 31, 2012, respectively, and net income of $149,000 and $1.5 million attributable to noncontrolling interests for the quarter and year ended December 31, 2011, respectively.
(2) Interest expense, net, includes adjustments to derivative instruments, non-cash amortization of deferred financing fees and interest rate swap breakage fees at Hawaii Gas and Atlantic Aviation.
(3) Depreciation - cost of services includes depreciation expense for District Energy, which is reported in cost of services in our consolidated statements of operations. Depreciation and Depreciation - cost of services does not include acquisition- related step-up depreciation expense of $2.0 million and $7.8 million for the quarter and year ended December 31, 2012, respectively, and $2.0 million and $7.5 million for the quarter and year ended December 31, 2011, respectively, in connection with our investment in IMTT, which is reported in equity in earnings and amortization charges of investees in our consolidated statements of operations.
(4) Amortization of intangibles does not include acquisition-related step-up amortization expense of $85,000 and $342,000 for the quarter and year ended December 31, 2012, respectively, and $85,000 and $606,000 for the quarter and year ended December 31, 2011, respectively, in connection with our investment in IMTT, which is reported in equity in earnings and amortization charges of investees in our consolidated statements of operations.

(5) Equity in earnings and amortization charges of investee in the above table includes our 50% share of IMTT's earnings, offset by the distributions we received only up to our share of the earnings recorded in the calculation for EBITDA excluding non-cash items. For the quarter and year ended December 31, 2012, we recognized equity in earnings and amortization charges of investee income of $9.0 million and $32.3 million, respectively, in the consolidated condensed statement of operations, which was fully offset by the cash distributions received during the year ended December 31, 2012.

(6) Cash distributions received in excess of equity in earnings and amortization charges of investee in the above table is the excess cumulative distributions received to the cumulative earnings recorded in equity in earnings and amortization charges of investee, since our investment in IMTT, adjusted for the current periods equity in earnings and amortization charges of investee in the calculation from net income attributable to MIC LLC to EBITDA excluding non-cash items above. The cumulative allocation of the $188.1 million distributions received during the year ended December 31, 2012 was $87.0 million recorded in net cash provided by operating activities and $101.1 million recorded in net cash provided by investing activities, as a return of investment, on the consolidated statements of cash flows.

(7) Adjustment to free cash flow for MIC Solar represents the net loss and the cash distribution received, if any, from this business for the quarter and year ended December 31, 2012. No cash distributions were received during the quarter and year ended December 31, 2012.

IMTT

	Quarter Ended December 31,				Year Ended December 31,
	2012	2011	Change Favorable/(Unfavorable)		2012	2011	Change Favorable/(Unfavorable)
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)
Revenue
Terminal revenue	117,611	107,177	10,434	9.7	449,927	417,422	32,505	7.8
Environmental response revenue	6,409	7,565	(1,156)	(15.3)	24,461	29,670	(5,209)	(17.6)
Total revenue	124,020	114,742	9,278	8.1	474,388	447,092	27,296	6.1
Costs and expenses
Terminal operating costs	49,905	47,763	(2,142)	(4.5)	191,791	188,222	(3,569)	(1.9)
Environmental response operating costs	6,252	6,982	730	10.5	21,767	23,013	1,246	5.4
Total operating costs	56,157	54,745	(1,412)	(2.6)	213,558	211,235	(2,323)	(1.1)
Terminal gross profit	67,706	59,414	8,292	14.0	258,136	229,200	28,936	12.6
Environmental response gross profit	157	583	(426)	(73.1)	2,694	6,657	(3,963)	(59.5)
Gross profit	67,863	59,997	7,866	13.1	260,830	235,857	24,973	10.6
General and administrative expenses	8,645	7,401	(1,244)	(16.8)	31,050	30,976	(74)	(0.2)
Depreciation and amortization	19,000	16,383	(2,617)	(16.0)	70,016	64,470	(5,546)	(8.6)
Operating income	40,218	36,213	4,005	11.1	159,764	140,411	19,353	13.8
Interest expense, net(1)	(6,330)	(6,944)	614	8.8	(35,244)	(52,257)	17,013	32.6
Other income	210	272	(62)	(22.8)	1,890	1,486	404	27.2
Provision for income taxes	(13,426)	(9,836)	(3,590)	(36.5)	(51,293)	(34,820)	(16,473)	(47.3)
Noncontrolling interests	(203)	(48)	(155)	NM	(839)	137	(976)	NM
Net income	20,469	19,657	812	4.1	74,278	54,957	19,321	35.2

Reconciliation of net income to EBITDA excluding non-cash items:
Net income	20,469	19,657			74,278	54,957
Interest expense, net(1)	6,330	6,944			35,244	52,257
Provision for income taxes	13,426	9,836			51,293	34,820
Depreciation and amortization	19,000	16,383			70,016	64,470
Other non-cash expense (income)	208	42			855	(114)
EBITDA excluding non-cash items	59,433	52,862	6,571	12.4	231,686	206,390	25,296	12.3

EBITDA excluding non-cash items	59,433	52,862			231,686	206,390
Interest expense, net(1)	(6,330)	(6,944)			(35,244)	(52,257)
Adjustments to derivative instruments recorded in interest expense(1)	(4,369)	(1,998)			(4,271)	16,655
Amortization of debt financing costs(1)	802	807			3,221	3,233
Provision for income taxes, net of changes in deferred taxes	(3,320)	5,596			(17,885)	(8,169)
Changes in working capital	(4,044)	(6,233)			13,636	(36,701)
Cash provided by operating activities	42,172	44,090			191,143	129,151
Changes in working capital	4,044	6,233			(13,636)	36,701
Maintenance capital expenditures	(27,619)	(21,199)			(58,375)	(57,257)
Free cash flow	18,597	29,124	(10,527)	(36.1)	119,132	108,595	10,537	9.7
_____________________
NM - Not meaningful
(1) Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.

Hawaii Gas

	Quarter Ended December 31,		Change Favorable/(Unfavorable)		Year Ended December 31,		Change Favorable/(Unfavorable)
	2012	2011			2012	2011
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)
Contribution margin
Revenue - non-utility	27,828	29,678	(1,850)	(6.2)	116,099	112,020	4,079	3.6
Cost of revenue - non-utility	11,571	14,956	3,385	22.6	52,091	60,369	8,278	13.7
Contribution margin - non-utility	16,257	14,722	1,535	10.4	64,008	51,651	12,357	23.9
Revenue - utility	33,783	34,964	(1,181)	(3.4)	144,439	140,746	3,693	2.6
Cost of revenue - utility	24,155	25,455	1,300	5.1	105,723	102,213	(3,510)	(3.4)
Contribution margin - utility	9,628	9,509	119	1.3	38,716	38,533	183	0.5
Total contribution margin	25,885	24,231	1,654	6.8	102,724	90,184	12,540	13.9
Production	1,617	2,089	472	22.6	8,569	7,410	(1,159)	(15.6)
Transmission and distribution	5,280	5,348	68	1.3	21,716	19,776	(1,940)	(9.8)
Gross profit	18,988	16,794	2,194	13.1	72,439	62,998	9,441	15.0
Selling, general and administrative expenses	4,062	3,353	(709)	(21.1)	18,637	16,025	(2,612)	(16.3)
Depreciation and amortization	2,173	1,800	(373)	(20.7)	7,981	7,218	(763)	(10.6)
Operating income	12,753	11,641	1,112	9.6	45,821	39,755	6,066	15.3
Interest expense, net(1)	(1,758)	(1,226)	(532)	(43.4)	(10,860)	(9,138)	(1,722)	(18.8)
Other expense	(152)	(11)	(141)	NM	(437)	(220)	(217)	(98.6)
Provision for income taxes	(4,561)	(4,324)	(237)	(5.5)	(13,904)	(12,225)	(1,679)	(13.7)
Net income(2)	6,282	6,080	202	3.3	20,620	18,172	2,448	13.5

Reconciliation of net income to EBITDA excluding non-cash items:
Net income(2)	6,282	6,080			20,620	18,172
Interest expense, net(1)	1,758	1,226			10,860	9,138
Provision for income taxes	4,561	4,324			13,904	12,225
Depreciation and amortization	2,173	1,800			7,981	7,218
Other non-cash expense	269	361			2,940	2,279
EBITDA excluding non-cash items	15,043	13,791	1,252	9.1	56,305	49,032	7,273	14.8

EBITDA excluding non-cash items	15,043	13,791			56,305	49,032
Interest expense, net(1)	(1,758)	(1,226)			(10,860)	(9,138)
Interest rate swap breakage fees(1)	-	-			(8,701)	-
Adjustments to derivative instruments recorded in interest expense(1)	(51)	(1,157)			3,038	(225)
Amortization of debt financing costs(1)	112	120			858	478
Provision for income taxes, net of changes in deferred taxes	7,862	971			1,974	(3,136)
Changes in working capital	(7,829)	(1,871)			(6,712)	(9,350)
Cash provided by operating activities	13,379	10,628			35,902	27,661
Changes in working capital	7,829	1,871			6,712	9,350
Maintenance capital expenditures	(2,822)	(2,215)			(8,063)	(8,503)
Free cash flow	18,386	10,284	8,102	78.8	34,551	28,508	6,043	21.2
_____________________
NM - Not meaningful
(1) Interest expense, net, includes adjustments to derivative instruments, non-cash amortization of deferred financing fees and interest rate swap breakage fees.
(2) Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

District Energy

	Quarter Ended December 31,		Change Favorable/(Unfavorable)		Year Ended December 31,		Change Favorable/(Unfavorable)
	2012	2011			2012	2011
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)

Cooling capacity revenue	5,636	5,502	134	2.4	22,311	21,784	527	2.4
Cooling consumption revenue	2,816	3,262	(446)	(13.7)	23,669	22,707	962	4.2
Other revenue	759	676	83	12.3	2,782	2,957	(175)	(5.9)
Finance lease revenue	1,088	1,208	(120)	(9.9)	4,536	4,992	(456)	(9.1)
Total revenue	10,299	10,648	(349)	(3.3)	53,298	52,440	858	1.6
Direct expenses — electricity	1,907	2,323	416	17.9	14,494	14,641	147	1.0
Direct expenses — other(1)	5,212	4,715	(497)	(10.5)	20,078	19,961	(117)	(0.6)
Direct expenses — total	7,119	7,038	(81)	(1.2)	34,572	34,602	30	0.1
Gross profit	3,180	3,610	(430)	(11.9)	18,726	17,838	888	5.0
Selling, general and administrative expenses	1,166	925	(241)	(26.1)	3,841	3,374	(467)	(13.8)
Amortization of intangibles	345	345	-	-	1,372	1,368	(4)	(0.3)
Operating income	1,669	2,340	(671)	(28.7)	13,513	13,096	417	3.2
Interest expense, net(2)	(1,191)	(1,458)	267	18.3	(7,712)	(13,208)	5,496	41.6
Other income	83	166	(83)	(50.0)	651	1,478	(827)	(56.0)
Provision for income taxes	(151)	(344)	193	56.1	(2,322)	(212)	(2,110)	NM
Noncontrolling interests	(195)	(212)	17	8.0	(817)	(850)	33	3.9
Net income	215	492	(277)	(56.3)	3,313	304	3,009	NM

Reconciliation of net income to EBITDA excluding non-cash items:
Net income	215	492			3,313	304
Interest expense, net(2)	1,191	1,458			7,712	13,208
Provision for income taxes	151	344			2,322	212
Depreciation(1)	1,691	1,670			6,727	6,639
Amortization of intangibles	345	345			1,372	1,368
Other non-cash expense	298	313			723	964
EBITDA excluding non-cash items	3,891	4,622	(731)	(15.8)	22,169	22,695	(526)	(2.3)

EBITDA excluding non-cash items	3,891	4,622			22,169	22,695
Interest expense, net(2)	(1,191)	(1,458)			(7,712)	(13,208)
Adjustments to derivative instruments recorded in interest expense(2)	(1,448)	(1,221)			(2,906)	2,587
Amortization of debt financing costs(2)	177	170			699	681
Equipment lease receivable, net	953	834			3,548	3,105
Provision for income taxes, net of changes in deferred taxes	51	224			(841)	(868)
Changes in working capital	2,346	1,128			893	520
Cash provided by operating activities	4,779	4,299			15,850	15,512
Changes in working capital	(2,346)	(1,128)			(893)	(520)
Maintenance capital expenditures	(249)	(370)			(891)	(659)
Free cash flow	2,184	2,801	(617)	(22.0)	14,066	14,333	(267)	(1.9)
_____________________
NM - Not meaningful
(1) Includes depreciation expense of $1.7 million and $6.7 million for the quarter and year ended December 31, 2012, respectively, and $1.7 million and $6.6 million for the quarter and year ended December 31, 2011, respectively.
(2) Interest expense, net, includes adjustments to derivative instruments and non-cash amortization of deferred financing fees.

Atlantic Aviation

	Quarter Ended December 31,		Change Favorable/(Unfavorable)		Year Ended December 31,		Change Favorable/(Unfavorable)
	2012	2011			2012	2011
	$	$	$	%	$	$	$	%
	($ In Thousands) (Unaudited)
Revenue
Fuel revenue	140,513	135,363	5,150	3.8	560,710	527,501	33,209	6.3
Non-fuel revenue	38,643	39,502	(859)	(2.2)	159,145	156,084	3,061	2.0
Total revenue	179,156	174,865	4,291	2.5	719,855	683,585	36,270	5.3
Cost of revenue
Cost of revenue-fuel	100,584	92,745	(7,839)	(8.5)	396,384	363,694	(32,690)	(9.0)
Cost of revenue-non-fuel	4,001	5,001	1,000	20.0	18,037	18,142	105	0.6
Total cost of revenue	104,585	97,746	(6,839)	(7.0)	414,421	381,836	(32,585)	(8.5)
Fuel gross profit	39,929	42,618	(2,689)	(6.3)	164,326	163,807	519	0.3
Non-fuel gross profit	34,642	34,501	141	0.4	141,108	137,942	3,166	2.3
Gross profit	74,571	77,119	(2,548)	(3.3)	305,434	301,749	3,685	1.2
Selling, general and administrative expenses	43,209	44,043	834	1.9	174,039	174,148	109	0.1
Depreciation and amortization	14,920	14,472	(448)	(3.1)	56,681	67,336	10,655	15.8
Loss (gain) on disposal of assets	21	(221)	(242)	(109.5)	(1,358)	1,522	2,880	189.2
Operating income	16,421	18,825	(2,404)	(12.8)	76,072	58,743	17,329	29.5
Interest expense, net(1)	(4,515)	(7,696)	3,181	41.3	(27,963)	(36,905)	8,942	24.2
Other income (expense)	931	(49)	980	NM	969	(244)	1,213	NM
Provision for income taxes	(5,525)	(7,716)	2,191	28.4	(21,340)	(11,952)	(9,388)	(78.5)
Net income(2)	7,312	3,364	3,948	117.4	27,738	9,642	18,096	187.7

Reconciliation of net income to EBITDA excluding non-cash items:
Net income(2)	7,312	3,364			27,738	9,642
Interest expense, net(1)	4,515	7,696			27,963	36,905
Provision for income taxes	5,525	7,716			21,340	11,952
Depreciation and amortization	14,920	14,472			56,681	67,336
(Gain) loss on disposal of assets	(176)	(332)			(1,979)	617
Other non-cash (income) expense	(720)	(82)			(988)	228
EBITDA excluding non-cash items	31,376	32,834	(1,458)	(4.4)	130,755	126,680	4,075	3.2

EBITDA excluding non-cash items	31,376	32,834			130,755	126,680
Interest expense, net(1)	(4,515)	(7,696)			(27,963)	(36,905)
Interest rate swap breakage fees(1)	-	(80)			(595)	(2,327)
Adjustments to derivative instruments recorded in interest expense(1)	(1,249)	(6,214)			(17,264)	(18,280)
Amortization of debt financing costs(1)	653	722			2,675	2,927
Provision for income taxes, net of changes in deferred taxes	(674)	(539)			(2,646)	(1,481)
Changes in working capital	(2,503)	(7,825)			46	(15,307)
Cash provided by operating activities	23,088	11,202			85,008	55,307
Changes in working capital	2,503	7,825			(46)	15,307
Maintenance capital expenditures	(2,948)	(3,206)			(10,897)	(8,900)
Free cash flow	22,643	15,821	6,822	43.1	74,065	61,714	12,351	20.0
_____________________
NM - Not meaningful
(1) Interest expense, net, includes adjustments to derivative instruments, non-cash amortization of deferred financing fees and interest rate swap breakage fees.
(2) Corporate allocation expense, intercompany fees and the tax effect have been excluded from the above table as they are eliminated on consolidation at the MIC Inc. level.

	For the Year Ended December 31, 2012
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas	District Energy 50.01%	Atlantic Aviation	MIC Corporate	Proportionately Combined(1)	IMTT 100%	District Energy 100%

Net income (loss) attributable to MIC LLC	37,139	20,620	1,657	27,738	(70,677)	16,477	74,278	3,313
Interest expense (income), net(2)	17,622	10,860	3,857	27,963	(134)	60,168	35,244	7,712
Provision (benefit) for income taxes	25,647	13,904	1,161	21,340	(35,281)	26,771	51,293	2,322
Depreciation	32,819	6,982	3,364	24,451	154	67,770	65,637	6,727
Amortization of intangibles	2,190	999	686	32,230	-	36,105	4,379	1,372
Gain on disposal of assets	-	-	-	(1,979)	-	(1,979)	-	-
Base management fee paid in LLC interests	-	-	-	-	21,898	21,898	-	-
Performance fee paid in LLC interests	-	-	-	-	67,329	67,329	-	-
Other non-cash expense (income)	428	2,940	362	(988)	712	3,453	855	723
EBITDA excluding non-cash items	115,843	56,305	11,087	130,755	(15,999)	297,991	231,686	22,169

EBITDA excluding non-cash items	115,843	56,305	11,087	130,755	(15,999)	297,991	231,686	22,169
Interest (expense) income, net(2)	(17,622)	(10,860)	(3,857)	(27,963)	134	(60,168)	(35,244)	(7,712)
Interest rate swap breakage fees - Hawaii Gas(2)	-	(8,701)	-	-	-	(8,701)	-	-
Interest rate swap breakage fees - Atlantic Aviation(2)	-	-	-	(595)	-	(595)	-	-
Adjustment to derivative instruments recorded in interest expense, net(2)	(2,136)	3,038	(1,453)	(17,264)	-	(17,815)	(4,271)	(2,906)
Amortization of deferred finance charges(2)	1,611	858	350	2,675	-	5,493	3,221	699
Equipment lease receivables, net	-	-	1,774	-	-	1,774	-	3,548
Provision/benefit for income taxes, net of changes in deferred taxes	(8,943)	1,974	(421)	(2,646)	(2,352)	(12,387)	(17,885)	(841)
Changes in working capital	6,818	(6,712)	447	46	12,416	13,015	13,636	893
Cash provided by (used in) operating activities	95,572	35,902	7,927	85,008	(5,801)	218,607	191,143	15,850
Changes in working capital	(6,818)	6,712	(447)	(46)	(12,416)	(13,015)	(13,636)	(893)
Adjustment to free cash flow for MIC Solar(3)	-	-	-	-	3,850	3,850	-	-
Maintenance capital expenditures	(29,188)	(8,063)	(446)	(10,897)	-	(48,593)	(58,375)	(891)

Free cash flow	59,566	34,551	7,034	74,065	(14,367)	160,849	119,132	14,066

	For the Year Ended December 31, 2011
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas	District Energy 50.01%	Atlantic Aviation	MIC Corporate	Proportionately Combined(1)	IMTT 100%	District Energy 100%

Net income (loss) attributable to MIC LLC	27,479	18,172	152	9,642	(23,538)	31,907	54,957	304
Interest expense (income), net(2)	26,129	9,138	6,605	36,905	(2)	78,775	52,257	13,208
Provision (benefit) for income taxes	17,410	12,225	106	11,952	(1,671)	40,022	34,820	212
Depreciation	30,978	6,395	3,320	27,420	-	68,113	61,955	6,639
Amortization of intangibles	1,258	823	684	39,916	-	42,681	2,515	1,368
Loss on disposal of assets	-	-	-	617	-	617	-	-
Base management fee paid in LLC interests	-	-	-	-	15,475	15,475	-	-
Other non-cash (income) expense	(57)	2,279	482	228	1,207	4,139	(114)	964
EBITDA excluding non-cash items	103,195	49,032	11,350	126,680	(8,529)	281,728	206,390	22,695

EBITDA excluding non-cash items	103,195	49,032	11,350	126,680	(8,529)	281,728	206,390	22,695
Interest (expense) income, net(2)	(26,129)	(9,138)	(6,605)	(36,905)	3	(78,774)	(52,257)	(13,208)
Interest rate swap breakage fees(2)	-	-	-	(2,327)	-	(2,327)	-	-
Adjustments to derivative instruments recorded in interest expense(2)	8,328	(225)	1,294	(18,280)	-	(8,884)	16,655	2,587
Amortization of deferred finance charges(2)	1,617	478	341	2,927	-	5,362	3,233	681
Equipment lease receivables, net	-	-	1,553	-	-	1,553	-	3,105
Provision/benefit for income taxes, net of changes in deferred taxes	(4,085)	(3,136)	(434)	(1,481)	1,976	(7,160)	(8,169)	(868)
Changes in working capital	(18,351)	(9,350)	260	(15,307)	(888)	(43,635)	(36,701)	520
Cash provided by (used in) operating activities	64,576	27,661	7,758	55,307	(7,438)	147,863	129,151	15,512
Changes in working capital	18,351	9,350	(260)	15,307	888	43,635	36,701	(520)
Maintenance capital expenditures	(28,629)	(8,503)	(330)	(8,900)	-	(46,361)	(57,257)	(659)

Free cash flow	54,298	28,508	7,168	61,714	(6,550)	145,137	108,595	14,333
___________________________

(1) Proportionately combined free cash flow is equal to the sum of free cash flow attributable to MIC's ownership interest in each of its operating businesses and MIC Corporate.
(2) Interest (expense) income, net, includes adjustments to derivative instruments, non-cash amortization of deferred financing fees and interest rate swap breakage fees at Hawaii Gas and Atlantic Aviation.

(3) Adjustment to free cash flow for MIC Solar represents the net loss and the cash distribution received, if any, from this business for the year ended December 31, 2012. No cash distributions were received during the year ended December 31, 2012.

	For the Quarter Ended December 31, 2012
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas	District Energy 50.01%	Atlantic Aviation	MIC Corporate	Proportionately Combined(1)	IMTT 100%	District Energy 100%

Net income (loss) attributable to MIC LLC	10,235	6,282	108	7,312	(32,871)	(8,935)	20,469	215
Interest expense (income), net(2)	3,165	1,758	596	4,515	(23)	10,011	6,330	1,191
Provision (benefit) for income taxes	6,713	4,561	76	5,525	(22,650)	(5,775)	13,426	151
Depreciation	8,382	1,791	846	6,938	154	18,110	16,763	1,691
Amortization of intangibles	1,119	382	173	7,982	-	9,655	2,237	345
Gain on disposal of assets	-	-	-	(176)	-	(176)	-	-
Base management fee paid in LLC interests	-	-	-	-	6,299	6,299	-	-
Performance fee paid in LLC interests	-	-	-	-	43,820	43,820	-	-
Other non-cash expense (income)	104	269	149	(720)	(1,880)	(2,078)	208	298
EBITDA excluding non-cash items	29,717	15,043	1,946	31,376	(7,151)	70,930	59,433	3,891

EBITDA excluding non-cash items	29,717	15,043	1,946	31,376	(7,151)	70,930	59,433	3,891
Interest (expense) income, net(2)	(3,165)	(1,758)	(596)	(4,515)	23	(10,011)	(6,330)	(1,191)
Adjustment to derivative instruments recorded in interest expense, net(2)	(2,185)	(51)	(724)	(1,249)	-	(4,209)	(4,369)	(1,448)
Amortization of deferred finance charges(2)	401	112	89	653	-	1,255	802	177
Equipment lease receivables, net	-	-	477	-	-	477	-	953
Provision/benefit for income taxes, net of changes in deferred taxes	(1,660)	7,862	26	(674)	(6,865)	(1,311)	(3,320)	51
Changes in working capital	(2,022)	(7,829)	1,173	(2,503)	17,043	5,862	(4,044)	2,346
Cash provided by operating activities	21,086	13,379	2,390	23,088	3,050	62,993	42,172	4,779
Changes in working capital	2,022	7,829	(1,173)	2,503	(17,043)	(5,862)	4,044	(2,346)
Adjustment to free cash flow for MIC Solar(3)	-	-	-	-	3,850	3,850	-	-
Maintenance capital expenditures	(13,810)	(2,822)	(125)	(2,948)	-	(19,704)	(27,619)	(249)
Free cash flow	9,299	18,386	1,092	22,643	(10,143)	41,277	18,597	2,184

	For the Quarter Ended December 31, 2011
($ in Thousands) (Unaudited)	IMTT 50%	Hawaii Gas	District Energy 50.01%	Atlantic Aviation	MIC Corporate	Proportionately Combined(1)	IMTT 100%	District Energy 100%

Net income (loss) attributable to MIC LLC	9,829	6,080	246	3,364	(6,339)	13,180	19,657	492
Interest expense, net(2)	3,472	1,226	729	7,696	-	13,123	6,944	1,458
Provision (benefit) for income taxes	4,918	4,324	172	7,716	(1,301)	15,829	9,836	344
Depreciation	7,821	1,594	835	6,316	-	16,566	15,641	1,670
Amortization of intangibles	371	206	172	8,156	-	8,905	742	345
Loss on disposal of assets	-	-	-	(332)	-	(332)	-	-
Base management fee paid in LLC interests	-	-	-	-	4,222	4,222	-	-
Other non-cash expense (income)	21	361	157	(82)	113	570	42	313
EBITDA excluding non-cash items	26,431	13,791	2,311	32,834	(3,305)	72,062	52,862	4,622

EBITDA excluding non-cash items	26,431	13,791	2,311	32,834	(3,305)	72,062	52,862	4,622
Interest (expense) income, net(2)	(3,472)	(1,226)	(729)	(7,696)	1	(13,122)	(6,944)	(1,458)
Interest rate swap breakage fees(2)	-	-	-	(80)	-	(80)	-	-
Adjustments to derivative instruments recorded in interest expense(2)	(999)	(1,157)	(611)	(6,214)	-	(8,981)	(1,998)	(1,221)
Amortization of deferred finance charges(2)	404	120	85	722	-	1,331	807	170
Equipment lease receivables, net	-	-	417	-	-	417	-	834
Provision/benefit for income taxes, net of changes in deferred taxes	2,798	971	112	(539)	(1,210)	2,132	5,596	224
Changes in working capital	(3,117)	(1,871)	564	(7,825)	2,262	(9,986)	(6,233)	1,128
Cash provided by (used in) operating activities	22,045	10,628	2,150	11,202	(2,252)	43,773	44,090	4,299
Changes in working capital	3,117	1,871	(564)	7,825	(2,262)	9,986	6,233	(1,128)
Maintenance capital expenditures	(10,600)	(2,215)	(185)	(3,206)	-	(16,206)	(21,199)	(370)

Free cash flow	14,562	10,284	1,401	15,821	(4,514)	37,554	29,124	2,801

___________________________
(1) Proportionately combined free cash flow is equal to the sum of free cash flow attributable to MIC's ownership interest in each of its operating businesses and MIC Corporate.
(2) Interest (expense) income, net, includes adjustments to derivative instruments, non-cash amortization of deferred financing fees and interest rate swap breakage fees at Atlantic Aviation.

(3) Adjustment to free cash flow for MIC Solar represents the net loss and the cash distribution received, if any, from this business for the quarter and year ended December 31, 2012. No cash distributions were received during the quarter and year ended December 31, 2012.

CONTACT:
Macquarie Infrastructure Company
Investor enquiries
Jay A. Davis, 212-231-1825
Investor Relations
or
Media enquiries
Paula Chirhart, 212-231-1310
Corporate Communications